DUN & BRADSTREET REPORTS THIRD QUARTER 2024 FINANCIAL RESULTS

JACKSONVILLE, Fla. - October 31, 2024: Dun & Bradstreet Holdings, Inc. (NYSE: DNB), a leading global provider of business decisioning data and analytics, today announced unaudited financial results for the third quarter ended September 30, 2024. A reconciliation of U.S. generally accepted accounting principles (“GAAP”) to non-GAAP financial measures has been provided in this press release, including the accompanying tables. An explanation of these measures is also included below under the heading “Use of Non-GAAP Financial Measures.”

•Revenue for the third quarter of 2024 was $609.1 million, an increase of 3.5% and 3.2% on a constant currency basis compared to the third quarter of 2023.

•Organic revenue increased 3.4% on a constant currency basis compared to the third quarter of 2023.

•GAAP net income for the third quarter of 2024 was $3.2 million, or diluted earnings per share of $0.01, compared to net income of $4.4 million, or diluted earnings per share of $0.01 for the prior year quarter. Adjusted net income was $116.0 million, or adjusted net earnings per diluted share of $0.27, compared to adjusted net income of $116.2 million, or adjusted net earnings per diluted share of $0.27 for the prior year quarter.

•Adjusted EBITDA for the third quarter of 2024 was $247.4 million, an increase of 5.1% compared to the prior year quarter. Adjusted EBITDA margin for the third quarter of 2024 was 40.6%.

“We are pleased to deliver another solid quarter of financial results and strategic progress. Organic revenue growth of 3.4% was ahead of our expectations, and we delivered Adjusted EBITDA margin expansion of 60 basis points and improved free cash flow conversion during the third quarter. We continue to see strong demand for our core Master Data Management and Risk Solutions in both our International and North America segments,” said Anthony Jabbour, Dun & Bradstreet Chief Executive Officer. “We remain focused on bringing innovation to drive value to our clients across their most critical use cases, as demonstrated by the renewals, expansions and new wins across our business. In particular, we are excited about the recent release of Chat D&B, our generative AI assistant that produces instantaneous and actionable business insights on companies and professional contacts.”

•Revenue for the nine months ended September 30, 2024 was $1,749.8 million, an increase of 3.9% and 3.8% on a constant currency basis compared to the nine months ended September 30, 2023.

•Organic revenue increased 3.9% on a constant currency basis compared to the nine months ended September 30, 2023.

•GAAP net loss for the nine months ended September 30, 2024 was $36.4 million, or loss per share of $0.08, compared to net loss of $48.7 million, or loss per share of $0.11 for the prior year period. Adjusted net income was $300.1 million, or adjusted net earnings per diluted share of $0.69, compared to adjusted net income of $291.8 million, or adjusted net earnings per diluted share of $0.68 for the prior year period.

•Adjusted EBITDA for the nine months ended September 30, 2024 was $666.6 million, an increase of 5.5% compared to the nine months ended September 30, 2023. Adjusted EBITDA margin for the nine months ended September 30, 2024 was 38.1%.

Segment Results

North America

For the third quarter of 2024, North America revenue was $432.5 million, an increase of $11.1 million or 2.6% and 2.7% on a constant currency basis compared to the third quarter of 2023.

•Finance and Risk revenue for the third quarter of 2024 was $237.7 million, an increase of $2.8 million or 1.2% compared to the third quarter of 2023.

•Sales and Marketing revenue for the third quarter of 2024 was $194.8 million, an increase of $8.3 million or 4.5% compared to the third quarter of 2023.

North America adjusted EBITDA for the third quarter of 2024 was $207.7 million, an increase of 6.2%, with adjusted EBITDA margin of 48.0%.

For the nine months ended September 30, 2024, North America revenue was $1,223.7 million, an increase of $36.0 million or 3.0% and 3.1% on a constant currency basis compared to the nine months ended September 30, 2023.

•Finance and Risk revenue for the nine months ended September 30, 2024 was $661.8 million, an increase of $15.1 million or 2.3% and 2.4% on a constant currency basis compared to the nine months ended September 30, 2023.

•Sales and Marketing revenue for the nine months ended September 30, 2024 was $561.9 million, an increase of $20.9 million or 3.9% compared to the nine months ended September 30, 2023.

North America adjusted EBITDA for the nine months ended September 30, 2024 was $538.0 million, an increase of 3.5%, with adjusted EBITDA margin of 44.0%.

International

International revenue for the third quarter of 2024 was $176.6 million, an increase of $9.5 million or 5.7% and 4.7% on a constant currency basis compared to the third quarter of 2023. Excluding the impact of the divestiture of a business-to-consumer business in Finland and the positive impact of foreign exchange of $1.8 million, International organic revenue increased 5.1%.

•Finance and Risk revenue for the third quarter of 2024 was $121.6 million, an increase of $8.0 million or 7.1% and 6.3% on a constant currency basis compared to the third quarter of 2023.

•Sales and Marketing revenue for the third quarter of 2024 was $55.0 million, an increase of $1.5 million or 2.7% and 1.1% on a constant currency basis compared to the third quarter of 2023. Excluding the impact of the divestiture and the positive impact of foreign exchange, organic revenue increased 2.4%.

International adjusted EBITDA for the third quarter of 2024 was $59.1 million, an increase of 6.5%, with adjusted EBITDA margin of 33.5%.

International revenue for the nine months ended September 30, 2024 was $526.1 million, an increase of $30.2 million or 6.1% and 5.7% on a constant currency basis compared to the nine months ended September 30, 2023. Excluding the impact of the divestiture of a business-to-consumer business in Finland and the positive impact of foreign exchange of $2.0 million, International organic revenue increased 6.1%.

•Finance and Risk revenue for the nine months ended September 30, 2024 was $358.1 million, an increase of $25.9 million or 7.8% and 7.4% on a constant currency basis compared to the nine months ended September 30, 2023.

•Sales and Marketing revenue for the nine months ended September 30, 2024 was $168.0 million, an increase of $4.3 million or 2.6% and 2.2% on a constant currency basis compared to the nine months ended September 30, 2023. Excluding the impact of the divestiture and the positive impact of foreign exchange, organic revenue increased 3.4%.

International adjusted EBITDA for the nine months ended September 30, 2024 was $177.2 million, an increase of 10.6%, with adjusted EBITDA margin of 33.7%.

Balance Sheet

As of September 30, 2024, we had cash and cash equivalents of $288.7 million and total principal amount of debt of $3,681.1 million. We had $717.0 million available on our $850 million revolving credit facility as of September 30, 2024.

Stock Repurchase Program

During the nine months ended September 30, 2024, we repurchased 961,360 shares of Dun & Bradstreet common stock for $9.3 million, net of accrued excise tax, at an average price of $9.71 per share. There was no share repurchase activity during the three months ended September 30, 2024. We currently have over 9 million shares remaining under our existing buyback authorization.

Business Outlook

•Revenues after the impact of foreign exchange are expected to be at the low end of our previously communicated range of $2,400 million to $2,440 million, or approximately 3.7% to 5.4%.
•Organic revenue growth is also expected to be at the low end of our previously communicated range of 4.1% to 5.1%.
•Adjusted EBITDA is expected to continue to be in the range of $930 million to $950 million.
•Adjusted EPS is expected to continue to be in the range of $1.00 to $1.04.

The foregoing forward-looking statements reflect Dun & Bradstreet’s expectations as of today's date and Revenue assumes constant foreign currency rates. Dun & Bradstreet does not present a qualitative reconciliation of its forward-looking non-GAAP financial measures to the most directly comparable GAAP measure due to the inherent difficulty, without unreasonable efforts, in forecasting and quantifying with reasonable accuracy significant items required for this reconciliation. Given the number of risk factors, uncertainties and assumptions discussed below, actual results may differ materially. Dun & Bradstreet does not intend to update its forward-looking statements until its next quarterly results announcement, other than in publicly available statements.

Earnings Conference Call and Audio Webcast

Dun & Bradstreet will host a conference call to discuss the third quarter 2024 financial results on October 31, 2024 at 8:30am ET. The conference call can be accessed live over the phone by dialing 1-844-481-2520 (USA), or 1-412-317-0548 (International). The telephone replay will be available from 11:30am ET on October 31, 2024, through November 14, 2024, by dialing 1-877-344-7529 (USA) or 1-412-317-0088 (International). The replay passcode will be 6582331.

The call will also be webcast live from Dun & Bradstreet’s investor relations website at https://investor.dnb.com. Following the completion of the call, a recorded replay of the webcast will be available on the website.

About Dun & Bradstreet

Dun & Bradstreet, a leading global provider of business decisioning data and analytics, enables companies around the world to improve their business performance. Dun & Bradstreet’s Data Cloud fuels solutions and delivers insights that empower customers to accelerate revenue, lower cost, mitigate risk, and transform their businesses. Since 1841, companies of every size have relied on Dun & Bradstreet to help them manage risk and reveal opportunity. For more information on Dun & Bradstreet, please visit www.dnb.com.

Use of Non-GAAP Financial Measures

In addition to reporting GAAP results, we evaluate performance and report our results on the non-GAAP financial measures discussed below. We believe that the presentation of these non-GAAP measures provides useful information to investors and rating agencies regarding our results, operating trends and performance between periods. These non-GAAP financial measures include organic revenue, adjusted earnings before interest, taxes, depreciation and amortization (‘‘adjusted EBITDA’’), adjusted EBITDA margin, adjusted net income and adjusted net earnings per diluted share. Adjusted results are non-GAAP measures that adjust for the impact due to certain acquisition and divestiture related revenue and expenses, such as costs for banker fees, legal fees, due diligence, retention payments and contingent consideration adjustments, restructuring charges, equity-based compensation, transition costs and other non-core gains and charges that are not in the normal course of our business, such as costs associated with early debt redemptions, gains and losses on sales of businesses, impairment charges, the effect of significant changes in tax laws and material tax and legal settlements. We exclude amortization of recognized intangible assets resulting from the application of purchase accounting because it is non-cash and not indicative of our ongoing and underlying operating performance. Intangible assets are recognized as a result of historical merger and acquisition transactions. We believe that recognized intangible assets by their nature are fundamentally different from other depreciating assets that are replaced on a predictable operating cycle. Unlike other depreciating assets, such as developed and purchased software licenses or property and equipment, there is no replacement cost once these recognized intangible assets expire and the assets are not replaced. Additionally, our costs to operate, maintain and extend the life of acquired intangible assets and purchased intellectual property are reflected in our operating costs as personnel, data fees, facilities, overhead and similar items. Management believes it is important for investors to understand that such intangible assets were recorded as part of purchase accounting and contribute to revenue generation. Amortization of recognized intangible assets will recur in future periods until such assets have been fully amortized. In addition, we isolate the effects of changes in foreign exchange rates on our revenue growth because we believe it is useful for investors to be able to compare revenue from one period to another, both after and before the effects of foreign exchange rate changes. The change in revenue performance attributable to foreign currency rates is determined by converting both our prior and current periods’ foreign currency revenue by a constant rate. As a result, we monitor our revenue growth both after and before the effects of foreign exchange rate changes. We believe that these supplemental non-GAAP financial measures provide management and other users with additional meaningful financial information that should be considered when assessing our ongoing performance and comparability of our operating results from period to period. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the factors management uses in planning for and forecasting future periods. Non-GAAP financial measures should be viewed in addition to, and not as an alternative to our reported results prepared in accordance with GAAP.

Our non-GAAP or adjusted financial measures reflect adjustments based on the following items, as well as the related income tax.

Organic Revenue

We define organic revenue as reported revenue before the effect of foreign exchange excluding revenue from acquired businesses, if applicable, for the first twelve months. In addition, organic revenue excludes current and prior year revenue associated with divested businesses, if applicable. We believe the organic measure provides investors and analysts with useful supplemental information regarding the Company’s underlying revenue trends by excluding the impact of acquisitions and divestitures.

Adjusted EBITDA and Adjusted EBITDA Margin

We define adjusted EBITDA as net income (loss) attributable to Dun & Bradstreet Holdings, Inc. excluding the following items:

•depreciation and amortization;

•interest expense and income;

•income tax benefit or provision;

•other non-operating expenses or income;

•equity in net income of affiliates;

•net income attributable to non-controlling interests;

•equity-based compensation;

•restructuring charges;

•merger, acquisition and divestiture-related operating costs;

•transition costs primarily consisting of non-recurring expenses associated with investments to transform our technology and back-office infrastructure, including investment in the architecture of our technology platforms and cloud-focused infrastructure. The transformation efforts require us to dedicate separate resources in order to develop the new cloud-based infrastructure in parallel with our current environment. These costs, as well as other expenses associated with transformational activities, are incremental and redundant costs that will not recur after we achieve our objectives and are not representative of our underlying operating performance. We believe that excluding these costs from our non-GAAP measures provides a better reflection of our ongoing cost structure; and

•other adjustments include non-recurring charges such as legal expense associated with significant legal and regulatory matters and impairment charges.

We calculate adjusted EBITDA margin by dividing adjusted EBITDA by revenue.

Adjusted Net Income

We define adjusted net income as net income (loss) attributable to Dun & Bradstreet Holdings, Inc. adjusted for the following items:

•incremental amortization resulting from the application of purchase accounting. We exclude amortization of recognized intangible assets resulting from the application of purchase accounting because it is non-cash and is not indicative of our ongoing and underlying operating performance. The Company believes that recognized intangible assets by their nature are fundamentally different from other depreciating assets that are replaced on a predictable operating cycle. Unlike other depreciating assets, such as developed and purchased software licenses or property and equipment, there is no replacement cost once these recognized intangible assets expire and the assets are not replaced. Additionally, the Company’s costs to operate, maintain and extend the life of acquired intangible assets and purchased intellectual property are reflected in the Company’s operating costs as personnel, data fees, facilities, overhead and similar items;

•equity-based compensation;

•restructuring charges;

•merger, acquisition and divestiture-related operating costs;

•transition costs primarily consisting of non-recurring expenses associated with investments to transform our technology and back-office infrastructure, including investment in the architecture of our technology platforms and cloud-focused infrastructure. The transformation efforts require us to dedicate separate resources in order to develop the new cloud-based infrastructure in parallel with our current environment. These costs, as well as other expenses associated with transformational activities, are incremental and redundant costs that will not recur after we achieve our objectives and are not representative of our underlying operating performance. We believe that excluding these costs from our non-GAAP measures provides a better reflection of our ongoing cost structure;

•merger, acquisition and divestiture-related non-operating costs;

•debt refinancing and extinguishment costs;

•non-operating pension-related income (expenses) includes certain costs and income associated with our pension and postretirement plans, consisting of interest cost, expected return on plan assets and amortized actuarial gains or losses, prior service credits and if applicable, plan settlement charges. These adjustments are non-cash and market-driven, primarily due to the changes in the value of pension plan assets and liabilities which are tied to financial market performance and conditions;

•non-cash gain and loss resulting from the modification of our interest rate swaps;

•other adjustments include non-recurring charges such as legal expense associated with significant legal and regulatory matters and impairment charges;

•tax effect of the non-GAAP adjustments; and

•other tax effect adjustments related to the tax impact of statutory tax rate changes on deferred taxes and other discrete items.

Adjusted Net Earnings Per Diluted Share

We calculate adjusted net earnings per diluted share by dividing adjusted net income (loss) by the weighted average number of common shares outstanding for the period plus the dilutive effect of common shares potentially issuable in connection with awards outstanding under our stock incentive plan.

Forward-Looking Statements

The statements contained in this release that are not purely historical are forward-looking statements, including statements regarding expectations, hopes, intentions or strategies regarding the future. Forward-looking statements are based on Dun & Bradstreet’s management’s beliefs, as well as assumptions made by, and information currently available to, them. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods, or by the inclusion of forecasts or projections. Examples of forward-looking statements include, but are not limited to, statements we make regarding the outlook for our future business and financial performance. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. It is not possible to predict or identify all risk factors. Consequently, the risks and uncertainties listed below should not be considered a complete discussion of all of our potential trends, risks and uncertainties. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

The risks and uncertainties that forward-looking statements are subject to include, but are not limited to: (i) our ability to implement and execute our strategic plans to transform the business; (ii) our ability to develop or sell solutions in a timely manner or maintain client relationships; (iii) competition for our solutions; (iv) harm to our brand and reputation; (v) unfavorable global economic conditions including, but not limited to, volatility in interest rates, foreign currency markets, inflation, and supply chain disruptions; (vi) risks associated with operating and expanding internationally; (vii) failure to prevent cybersecurity incidents or the perception that confidential information is not secure; (viii) failure in the integrity of our data or systems; (ix) system failures and personnel disruptions, which could delay the delivery of our solutions to our clients; (x) loss of access to data sources or ability to transfer data across the data sources in markets where we operate; (xi) failure of our software vendors and network and cloud providers to perform as expected or if our relationship is terminated; (xii) loss or diminution of one or more of our key clients, business partners or government contracts; (xiii) dependence on strategic alliances, joint ventures and acquisitions to grow our business; (xiv) our ability to protect our intellectual property adequately or cost-effectively; (xv) claims for intellectual property infringement; (xvi) interruptions, delays or outages to subscription or payment processing platforms; (xvii) risks related to acquiring and integrating businesses and divestitures of existing businesses; (xviii) our ability to retain members of the senior leadership team and attract and retain skilled employees; (xix) compliance with governmental laws and regulations; (xx) risks related to registration and other rights held by certain of our largest shareholders; (xxi) an outbreak of disease, global or localized health pandemic or epidemic, or the fear of such an event, including the global economic uncertainty and measures taken in response; (xxii) increased economic uncertainty related to the ongoing conflict between Russia and Ukraine, the conflict in the Middle East, and associated trends in macroeconomic conditions, and (xxiii) the other factors described under the headings “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Cautionary Note Regarding Forward-Looking Statements” and other sections of our Annual Report on Form 10-K filed with the Securities and Exchange Commission ("SEC") on February 22, 2024.

Dun & Bradstreet Holdings, Inc.
Consolidated Statements of Operations
(In millions, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
Revenue	$609.1	$588.5	$1,749.8	$1,683.6
Cost of services (exclusive of depreciation and amortization) (1)	219.5	211.8	663.7	631.8
Selling and administrative expenses (1)	174.8	176.3	525.6	527.8
Depreciation and amortization	144.8	146.7	430.1	437.1
Restructuring charges	7.8	1.6	14.5	10.4
Operating costs	546.9	536.4	1,633.9	1,607.1
Operating income (loss)	62.2	52.1	115.9	76.5
Interest income	2.1	1.7	4.9	4.2
Interest expense	(61.3)	(57.0)	(205.6)	(168.4)
Other income (expense) - net	(0.9)	(3.3)	0.6	(1.2)
Non-operating income (expense) - net	(60.1)	(58.6)	(200.1)	(165.4)
Income (loss) before provision (benefit) for income taxes and equity in net income of affiliates	2.1	(6.5)	(84.2)	(88.9)
Less: provision (benefit) for income taxes	(1.8)	(11.2)	(48.9)	(40.5)
Equity in net income of affiliates	0.3	0.6	1.9	2.1
Net income (loss)	4.2	5.3	(33.4)	(46.3)
Less: net (income) loss attributable to the non-controlling interest	(1.0)	(0.9)	(3.0)	(2.4)
Net income (loss) attributable to Dun & Bradstreet Holdings, Inc.	$3.2	$4.4	$(36.4)	$(48.7)

Basic earnings (loss) per share of common stock attributable to Dun & Bradstreet Holdings, Inc.	$0.01	$0.01	$(0.08)	$(0.11)
Diluted earnings (loss) per share of common stock attributable to Dun & Bradstreet Holdings, Inc.	$0.01	$0.01	$(0.08)	$(0.11)
Weighted average number of shares outstanding-basic	432.4	430.8	432.2	430.3
Weighted average number of shares outstanding-diluted	435.6	432.2	432.2	430.3
(1)Prior year period results have been recast to reflect the change in presentation and to conform to the current period presentation. For the three and nine months ended September 30, 2023, we reclassified $5.3 million and $24.4 million, respectively, from Selling and administrative expenses to Cost of services (exclusive of depreciation and amortization). This reclassification has no impact on total operating costs, operating income, net income (loss), earnings (loss) per share or segment results. Additionally, the reclassification has no impact on the unaudited consolidated balance sheets or unaudited consolidated statement of cash flows.

Dun & Bradstreet Holdings, Inc.
Consolidated Balance Sheets
(In millions, except share data and per share data)

	September 30, 2024	December 31, 2023
Assets
Current assets
Cash and cash equivalents	$288.7	$188.1
Accounts receivable, net of allowance of $25.3 at September 30, 2024 and $20.1 at December 31, 2023	242.4	258.0
Prepaid taxes	52.7	51.8
Other prepaids	92.0	100.1
Other current assets	34.4	58.3
Total current assets	710.2	656.3
Non-current assets
Property, plant and equipment, net of accumulated depreciation of $52.3 at September 30, 2024 and $45.7 at December 31, 2023	94.1	102.1
Computer software, net of accumulated amortization of $636.2 at September 30, 2024 and $507.1 at December 31, 2023	704.4	666.3
Goodwill	3,447.5	3,445.8
Other intangibles	3,629.4	3,915.9
Deferred costs	163.4	161.7
Other non-current assets	255.9	187.8
Total non-current assets	8,294.7	8,479.6
Total assets	$9,004.9	$9,135.9
Liabilities
Current liabilities
Accounts payable	$108.9	$111.7
Accrued payroll	91.9	111.9
Short-term debt	31.0	32.7
Deferred revenue	564.9	590.0
Other accrued and current liabilities	214.3	196.1
Total current liabilities	1,011.0	1,042.4
Long-term pension and postretirement benefits	127.1	143.9
Long-term debt	3,626.9	3,512.5
Deferred income tax	782.8	887.3
Other non-current liabilities	109.9	118.2
Total liabilities	5,657.7	5,704.3
Commitments and contingencies

Equity
Common Stock, $0.0001 par value per share, authorized—2,000,000,000 shares; 443,419,716 shares issued and 441,571,436 shares outstanding at September 30, 2024 and 439,735,256 shares issued and 438,848,336 shares outstanding at December 31, 2023	—	—
Capital surplus	4,401.0	4,429.2
Accumulated deficit	(847.5)	(811.1)
Treasury Stock, 1,848,280 shares at September 30, 2024 and 886,920 shares at December 31, 2023	(9.7)	(0.3)
Accumulated other comprehensive loss	(212.0)	(198.7)
Total stockholders' equity	3,331.8	3,419.1
Non-controlling interest	15.4	12.5
Total equity	3,347.2	3,431.6
Total liabilities and stockholders' equity	$9,004.9	$9,135.9

Dun & Bradstreet Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(In millions)

	Nine months ended September 30,
	2024	2023
Cash flows provided by (used in) operating activities:
Net income (loss)	$(33.4)	$(46.3)
Reconciliation of net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	430.1	437.1
Amortization of unrecognized pension loss (gain)	(1.3)	(2.1)
Deferred debt issuance costs amortization and write-off	41.9	14.0
Equity-based compensation expense	52.4	66.1
Restructuring charge	14.5	10.4
Restructuring payments	(11.3)	(12.1)
Changes in deferred income taxes	(97.3)	(114.3)
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	11.5	47.0
(Increase) decrease in prepaid taxes, other prepaids and other current assets	0.4	(24.4)
Increase (decrease) in deferred revenue	(22.3)	4.6
Increase (decrease) in accounts payable	(3.7)	(9.6)
Increase (decrease) in accrued payroll	(22.7)	(21.5)
Increase (decrease) in other accrued and current liabilities	(1.8)	(32.8)
(Increase) decrease in other long-term assets	(32.6)	3.2
Increase (decrease) in long-term liabilities	(47.7)	(34.0)
Net, other non-cash adjustments	10.2	(1.6)
Net cash provided by (used in) operating activities	286.9	283.7
Cash flows provided by (used in) investing activities:
Cash settlements of foreign currency contracts and net investment hedges	7.6	7.7
Capital expenditures	(3.8)	(3.7)
Additions to computer software and other intangibles	(153.7)	(126.2)
Other investing activities, net (1)	(10.5)	1.9
Net cash provided by (used in) investing activities	(160.4)	(120.3)
Cash flows provided by (used in) financing activities:
Cash paid for repurchase of treasury shares	(9.3)	—
Payments of dividends	(65.8)	(64.6)
Proceeds from borrowings on Credit Facility	404.5	380.3
Proceeds from borrowings on Term Loan Facility	3,103.6	—
Payments of borrowings on Credit Facility	(296.5)	(316.0)
Payments on Term Loan Facility	(3,119.2)	(24.5)
Payment of debt issuance costs	(26.6)	—
Payment for purchase of non-controlling interests	—	(95.7)
Other financing activities, net	(21.9)	(18.8)
Net cash provided by (used in) financing activities	(31.2)	(139.3)
Effect of exchange rate changes on cash and cash equivalents	5.7	(2.4)
Increase (decrease) in cash, cash equivalents and restricted cash	101.0	21.7
Cash, Cash Equivalents and Restricted Cash, Beginning of Period	188.1	208.4
Cash, Cash Equivalents and Restricted Cash, End of Period	$289.1	$230.1

Supplemental Disclosure of Cash Flow Information:
Reconciliation of cash, cash equivalents and restricted cash
Cash and cash equivalents in the condensed consolidated balance sheet	$288.7	$230.1
Restricted cash included within other current assets (2)	0.4	—
Total cash, cash equivalents and restricted cash reported in the statements of cash flow	$289.1	$230.1
Cash Paid for:
Income taxes payments (refunds), net	$70.1	$75.5
Interest	$157.3	$151.2
(1)Higher payments for other investing activities for the nine months ended September 30, 2024 were primarily related to a payment to acquire a minority interest holding.
(2)Restricted cash represents funds set aside associated with customer refunds.

Dun & Bradstreet Holdings, Inc.
Reconciliation of Net Income (Loss) to Adjusted EBITDA
(In millions)

	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
Net income (loss) attributable to Dun & Bradstreet Holdings, Inc.	$3.2	$4.4	$(36.4)	$(48.7)
Depreciation and amortization	144.8	146.7	430.1	437.1
Interest expense - net	59.2	55.3	200.7	164.2
(Benefit) provision for income tax - net	(1.8)	(11.2)	(48.9)	(40.5)
EBITDA	205.4	195.2	545.5	512.1
Other income (expense) - net	0.9	3.3	(0.6)	1.2
Equity in net income of affiliates	(0.3)	(0.6)	(1.9)	(2.1)
Net income (loss) attributable to non-controlling interest	1.0	0.9	3.0	2.4
Equity-based compensation	16.3	20.8	52.4	66.1
Restructuring charges	7.8	1.6	14.5	10.4
Merger, acquisition and divestiture-related operating costs	0.4	1.4	1.4	5.4
Transition costs	14.7	11.7	47.3	31.1
Other adjustments	1.2	1.1	5.0	5.0
Adjusted EBITDA	$247.4	$235.4	$666.6	$631.6

North America	$207.7	$195.6	$538.0	$519.6
International	59.1	55.5	177.2	160.2
Corporate and other	(19.4)	(15.7)	(48.6)	(48.2)
Adjusted EBITDA	$247.4	$235.4	$666.6	$631.6
Adjusted EBITDA Margin	40.6%	40.0%	38.1%	37.5%

Dun & Bradstreet Holdings, Inc.
Segment Revenue and Adjusted EBITDA (Unaudited)
(In millions)

	Three months ended September 30, 2024
	North America	International	Corporate and Other	Total
Revenue	$432.5	$176.6	$—	$609.1
Total operating costs	253.2	124.3	21.1	398.6
Operating income (loss)	179.3	52.3	(21.1)	210.5
Depreciation and amortization	28.4	6.8	1.7	36.9
Adjusted EBITDA	$207.7	$59.1	$(19.4)	$247.4

Adjusted EBITDA margin	48.0%	33.5%	N/A	40.6%

	Nine months ended September 30, 2024
	North America	International	Corporate and Other	Total
Revenue	$1,223.7	$526.1	$—	$1,749.8
Total operating costs	765.8	367.6	53.9	1,187.3
Operating income (loss)	457.9	158.5	(53.9)	562.5
Depreciation and amortization	80.1	18.7	5.3	104.1
Adjusted EBITDA	$538.0	$177.2	$(48.6)	$666.6

Adjusted EBITDA margin	44.0%	33.7%	N/A	38.1%

	Three months ended September 30, 2023
	North America	International	Corporate and Other	Total
Revenue	$421.4	$167.1	$—	$588.5
Total operating costs	250.1	116.7	17.3	384.1
Operating income (loss)	171.3	50.4	(17.3)	204.4
Depreciation and amortization	24.3	5.1	1.6	31.0
Adjusted EBITDA	$195.6	$55.5	$(15.7)	$235.4

Adjusted EBITDA margin	46.4%	33.2%	N/A	40.0%

	Nine months ended September 30, 2023
	North America	International	Corporate and Other	Total
Revenue	$1,187.7	$495.9	$—	$1,683.6
Total operating costs	734.9	351.0	53.1	1,139.0
Operating income (loss)	452.8	144.9	(53.1)	544.6
Depreciation and amortization	66.8	15.3	4.9	87.0
Adjusted EBITDA	$519.6	$160.2	$(48.2)	$631.6

Adjusted EBITDA margin	43.7%	32.3%	N/A	37.5%

Dun & Bradstreet Holdings, Inc.
Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss)
(In millions, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
Net income (loss) attributable to Dun & Bradstreet Holdings, Inc.	$3.2	$4.4	$(36.4)	$(48.7)
Incremental amortization of intangible assets resulting from the application of purchase accounting	107.9	115.7	326.0	350.1
Equity-based compensation	16.3	20.8	52.4	66.1
Restructuring charges	7.8	1.6	14.5	10.4
Merger, acquisition and divestiture-related operating costs	0.4	1.4	1.4	5.4
Transition costs	14.7	11.7	47.3	31.1
Debt refinancing and extinguishment costs	—	2.5	37.1	2.5
Non-operating pension-related income	(4.8)	(4.6)	(14.8)	(13.8)
Non-cash gain from interest rate swap amendment (1)	4.5	(2.6)	1.3	(2.6)
Other adjustments	1.2	2.2	5.0	6.1
Tax effect of non-GAAP adjustments	(34.9)	(36.9)	(129.2)	(116.5)
Other tax effect adjustments	(0.3)	—	(4.5)	1.7
Adjusted net income (loss) attributable to Dun & Bradstreet Holdings, Inc.	$116.0	$116.2	$300.1	$291.8
Adjusted net earnings per diluted share	$0.27	$0.27	$0.69	$0.68
Weighted average number of shares outstanding - diluted	435.6	432.2	435.6	431.8

(1)Amount represents non-cash amortization gain resulted from the amendment of our interest rate swap derivatives. The amount is reported within "Interest expense-net" for the three and nine months ended September 30, 2024 and 2023.

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